EX-99.1

SERVICE BANCORP, INC.	For Immediate Release
81 Main Street
Medway, MA 02053

Contact:

Mark L. Abbate

EVP & Chief Financial Officer

(888) 578-7282

Service Bancorp, Inc. Reports Results for the Quarter and Six Months Ended December 31, 2008

Medway, MA, January 30, 2009 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the quarter ended December 31, 2008 of $2.0 million, or $1.18 per diluted share, compared with a net loss of $20,000, or $0.01 per diluted share, for the same quarter a year ago. The net loss for the six months ended December 31, 2008 was $6.1 million, or $3.66 per diluted share, compared with a net loss of $244,000, or $0.15 per diluted share, for the same period a year ago. The fiscal year-to-date loss was primarily due to non-cash charges for other-than-temporary impairment (“OTTI”) on securities during the current periods. And for the quarter ended December 31, 2008, the most significant factor affecting the Company’s operating results was the recognition of $2.5 million of tax benefits in connection with certain OTTI charges, as described below.

On December 8, 2008, the Company announced the signing of an Agreement and Plan of Merger (the “Agreement”) under which Strata Bank will re-mutualize and merge into Middlesex Savings Bank, headquartered in Natick, Massachusetts. The public stockholders of Service Bancorp, Inc. will receive $28.00 in cash in exchange for each share of common stock.

Edward A. Hjerpe, III, Interim President and Chief Executive Officer of Service Bancorp, Inc. and Strata Bank, stated: “We continue to make steady progress toward our merger with Middlesex, which is on schedule for completion in the spring of 2009. Although results for the quarter were affected by a non-cash impairment charge and the incurrence of merger-related costs, we are pleased to report that the Bank remains ‘adequately capitalized’ for regulatory purposes as of December 31, 2008.”

On December 31, 2008, the Company recorded an OTTI charge related to its investment in common stock issued by Citigroup of $200,000. This write-down follows the OTTI charges recorded on September 30, 2008 related to investments in preferred securities issued by the Federal National Mortgage Association (“FNMA”) and the Federal Home Loan Mortgage Corporation (“FHLMC”) of $6.6 million and in corporate bonds issued by Lehman Brothers Holdings of $1.9 million. On October 3, 2008, the Emergency Economic Stabilization Act (“EESA”) was enacted with a provision permitting banks to recognize losses related to FNMA and FHLMC preferred stocks as ordinary losses for tax purposes. As a result, the Company recognized an additional tax benefit in the quarter ended December 31, 2008 of $2.5 million related to the Bank’s ordinary losses on FNMA and FHLMC preferred stocks as permitted by EESA.

For the quarter ended December 31, 2008, net interest income increased $25,000, or 0.9%, to $2.7 million from $2.6 million for the same quarter last year. This increase was primarily due to a decrease of 73 basis points in the cost of interest-bearing liabilities to 3.13%, which was substantially offset by a decrease of 36 basis points in the yield on interest-earning assets to 5.79% and a $17.8 million decrease in net average interest-earning assets to $27.7 million. The net interest rate spread and net interest margin were 2.66% and 2.86%, respectively, for the quarter ended December 31, 2008, compared to 2.29% and 2.74%, respectively, for the same quarter last year. For the six months ended December 31, 2008, net interest income increased $383,000, or 7.4%, to $5.5 million from $5.2 million for the same period last year. This increase was primarily due to a decrease of 75 basis points in the cost of interest-bearing liabilities to 3.14%, which was partially offset by a decrease of 28 basis points in the yield on interest-earning assets to 5.83% and a $13.0 million decrease in net average interest-earning assets to $32.4 million. The net interest rate spread and net interest margin were 2.69% and 2.91%, respectively, for the six months ended December 31, 2008, compared to 2.22% and 2.67%, respectively, for the same period last year.

The provision for loan losses was $230,000 for the quarter ended December 31, 2008, a decline of $110,000, or 32.4%, compared to the $340,000 recorded for the same quarter last year. For the six months ended December 31, 2008, the provision for loan losses was $520,000, a decline of $340,000, or 39.5%, compared to the $860,000 recorded for the same period last year. Net charge-offs totaled $137,000 for the quarter and $253,000 for the six months ended December 31, 2008 primarily due to charge-offs related to commercial and small business loans. The allowance for loan losses totaled $3.6 million at December 31, 2008, and represented 1.10% of loans outstanding compared with 1.00% of loans outstanding at June 30, 2008. These loan loss provisions were based primarily on management’s assessment of several key factors, including internal loan review classifications reflecting loan relationships deemed by the Company to be impaired, historical loss experience, changes in portfolio size and composition, and current economic conditions.

Non-interest income decreased $445,000 to $118,000 for the quarter ended December 31, 2008 from $563,000 for the same quarter last year, primarily due to the OTTI write-down of $200,000 for Citigroup common stock. For the six months ended December 31, 2008, non-interest income decreased $9.2 million to a loss of $8.0 million from income of $1.1 million for the same period last year, primarily due to the total OTTI fiscal year-to-date write-down of $8.7 million. Non-interest income in the current year periods also reflected lower service charges and other income of $87,000 and losses from sales of investment securities as compared to the same periods last year.

Total non-interest expense for the quarter ended December 31, 2008 increased $450,000, or 15.4%, to $3.4 million compared to the same quarter last year, primarily due to increases in salaries and benefits expenses of $42,000, professional fees of $111,000, merger related expenses of $153,000 and other operating expenses of $144,000. For the six months ended December 31, 2008, non-interest expense increased $824,000, or 14.0%, to $6.7 million compared to the same period last year, primarily due to increases in salaries and benefits expenses of $72,000, professional fees of $225,000, merger related expenses of $153,000 and other operating expenses of $374,000. The increases for the quarter and six-month period in professional fees were primarily due to higher legal fees. In addition, the increases in other operating expenses were primarily due to higher expenses associated with problem loans and foreclosed properties and increased estimates for deposit insurance premium assessments, partially offset by decreases in advertising expenses.

Total non-performing assets as a percentage of total assets increased to 2.77% at December 31, 2008 as compared to 1.81% at September 30, 2008 and 2.28% at June 30, 2008. Non-performing loans totaled $6.1 million at December 31, 2008, representing an increase of $1.5 million, or 32.7%, from $4.6 million at September 30, 2008, and an increase of $308,000, or 5.3%, from $5.8 million at June 30, 2008. Non-performing loans at December 31, 2008 were comprised of six commercial real estate loan relationships totaling $4.2 million, four commercial business loan relationships totaling $323,000, five residential loans totaling $1.3 million and three home equity loan relationships totaling $132,000. Additions to non-performing loans during the quarter ended December 31, 2008 included $2.0 million of commercial loans that were not delinquent, but were placed on non-performing status due to deterioration in the financial condition of the borrowers or when payment in full of principal and interest is not expected. Other real estate owned (OREO) totaled $4.6 million at December 31, 2008, representing increases of $1.9 million from $2.7 million at September 30, 2008 and $942,000 from $3.7 million at June 30, 2008. OREO at December 31, 2008 was comprised of one completed commercial construction property of $2.6 million and three commercial real estate properties totaling $2.0 million.

The Company’s total assets were $387.0 million as of December 31, 2008, compared with $415.1 million as of June 30, 2008, a decrease of $28.1 million, or 6.8%, primarily due to the OTTI write-downs totaling $8.7 million during the fiscal year-to-date period. Total loans, net of the allowance for loan losses, decreased $7.1 million, or 2.2%, since June 30, 2008 to $320.4 million. Total residential real estate loans decreased $1.1 million, or 0.8%, to $172.1 million at December 31, 2008. The commercial loan portfolio, comprised of commercial real estate, construction and commercial business loans, decreased $5.5 million, or 4.2%, since June 30, 2008 to $127.1 million. Home equity and consumer loans increased $121,000, or 0.5%, since June 30, 2008 to $23.9 million. Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities, and corporate bonds decreased $21.4 million, or 36.9%, since June 30, 2008 to $36.6 million at December 31, 2008. This decline was primarily due to OTTI write-downs, securities sales and maturities since June 30, 2008.

Total deposits were $244.4 million, a decrease of $16.4 million, or 6.3%, since June 30, 2008. Core deposits, or non-certificate deposits, decreased $16.3 million, or 12.9%. Certificates of deposit of $134.0 million decreased only slightly as compared to June 30, 2008. And since September 30, 2008, maturing certificates of deposit totaling $5.0 million from brokers and $5.0 million from the Commonwealth of Massachusetts’ BidMass auction program were not replaced. Borrowings, primarily Federal Home Loan Bank advances and overnight borrowings, decreased $4.3 million, or 3.5%, since June 30, 2008. Since the Bank is not classified as “well capitalized,” it may not accept, renew or roll over any brokered deposit without an FDIC waiver or offer deposit rates with an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the relevant market area.

Stockholders’ equity was $19.7 million, or $11.93 book value per share, at December 31, 2008 compared to $17.3 million, or $10.44 book value per share, at September 30, 2008 and $25.8 million, or $15.62 book value per share, at June 30, 2008. The Company’s ratio of stockholders’ equity to total assets at December 31, 2008 was 5.10%, compared to 6.22% at June 30, 2008. The increase in stockholders’ equity since September 30, 2008 was primarily due to the additional tax benefit in the quarter ended December 31, 2008 of $2.5 million related to the Bank’s losses on FNMA and FHLMC preferred stocks. And, the decrease in stockholders’ equity since June 30, 2008 was primarily due to the net loss of $6.1 million for the six months ended December 31, 2008.

At December 31, 2008, the Bank met all regulatory capital requirements necessary to qualify as “adequately capitalized,” having Tier 1 capital of $18.8 million and a Tier 1 leverage capital ratio of 4.73%, which was above the adequately capitalized level of $15.9 million or 4.0%. The Bank’s Tier 1 capital to risk-weighted assets ratio was 6.76%, which was above the adequately capitalized level of $11.1 million or 4.0%. In addition, with total capital of $22.3 million, the Bank’s total capital to risk-weighted assets ratio was 8.01%, which was above the adequately capitalized level of $22.2 million, or 8.0%. The FDIC may, however, impose higher leverage and risk-based capital requirements on the Bank when circumstances warrant.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. Established in 1871, Strata Bank has assets in excess of $380 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis.

Each of Strata Bank’s deposits is completely insured for the entire amount of the deposit. FDIC deposit insurance has been temporarily increased from $100,000 to $250,000 per depositor through December 31, 2009. In addition, Strata Bank is participating in the FDIC’s Transaction Account Guarantee Program. Under that program, through December 31, 2009, all noninterest-bearing transaction accounts are fully guaranteed by the FDIC for the entire amount in the account. All deposit amounts above the FDIC limits are insured in full by the Depositors Insurance Fund, a private, industry-sponsored excess deposit insurance company.

Strata’s team of professionals works collectively to provide the ultimate customer experience through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

In addition, the completion of the previously announced merger with Middlesex Savings Bank is subject to numerous risks and uncertainties, including: (1) the risk the Company will be unable to satisfy all of the closing conditions set forth in the merger agreement, including the absence of a material adverse effect on the Company; (2) the possibility that Middlesex and the Company may not obtain the necessary state and federal regulatory approvals to consummate the merger on a timely basis or at all or that an adverse regulatory condition will be imposed in connection with those approvals; (3) the possibility that the Company’s stockholders will not approve the merger agreement; and (4) the timely closing of the merger by both parties.

Additional information and where to find it

The Company filed with the Securities and Exchange Commission (the “SEC”) on January 12, 2009 a preliminary proxy statement containing important information about Service Bancorp, MHC, Service Bancorp, Inc., Strata Bank, Middlesex Savings Bank, the transaction and related matters. The Company expects to file with the SEC and mail to its stockholders a definitive proxy statement. (The preliminary and definitive proxy statements are collectively referred to in this press release as the “proxy statement.”) INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENT FILED WITH THE SEC, AS WELL AS ANY AMENDMENT OR SUPPLEMENT TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov.

In addition, all documents filed by the Company with the SEC can be obtained, without charge, upon written request addressed to the Secretary, 81 Main Street, Medway, Massachusetts, 02053-1715.

Participants in the proxy solicitation

The Company, Middlesex and their respective directors, trustees, executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding the Company’s directors and executive officers is contained in the Service Bancorp, Inc. Annual Report on Form 10-K for the year ended June 30, 2008, as filed with the SEC on September 29, 2008, as amended by a Form 10-K/A filed on October 29, 2008. Information about Middlesex’s trustees, executive officers and other members of management is available from its from its 2007 Annual Report, which can be obtained for free from its website at www.middlesexbank.com, and also is available in a Schedule 13D filed by Middlesex with the SEC on December 18, 2008.

Additional information regarding the interests of those participants may be obtained by reading the Proxy Statement regarding the proposed transaction when it becomes available. INVESTORS AND SECURITY HOLDERS SHOULD READ THE PROXY STATEMENT AND OTHER DOCUMENTS TO BE FILED WITH THE SEC CAREFULLY BEFORE MAKING A DECISION.

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	December 31, 2008	September 30, 2008	June 30, 2008	December 31, 2007
Consolidated Balance Sheet Data:
Total assets	$387,005	$402,560	$415,076	$413,192
Total loans, net of allowance for loan losses	320,414	326,321	327,473	334,095
Short-term investments	17	2,949	1,991	1,810
Other investments	36,584	46,301	58,007	54,865
Deposits	244,392	262,876	260,768	259,594
Borrowings	120,891	119,833	125,214	121,911
Stockholders’ equity	19,741	17,259	25,809	29,547

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	5.10%	4.29%	6.22%	7.15%
Book value per share	$11.93	$10.44	$15.62	$17.95

Non-performing assets to total assets	2.77%	1.81%	2.28%	2.75%
Allowance for loan losses to loans	1.10%	1.06%	1.00%	1.03%

Number of full-service offices	8	8	8	8

	Quarter Ended
	December 31, 2008	September 30, 2008	December 31, 2007
Consolidated Statement of Operations Data:
Total interest income	$5,379	$5,652	$5,990
Total interest expense	2,715	2,775	3,351

Net interest income	2,664	2,877	2,639
Provision for loan losses	230	290	340

Net interest income, after provision for loan losses	2,434	2,587	2,299

Service charges and other income	406	428	448
Mortgage banking gains, net	16	5	6
Securities sale gains (loss), net	(104)	(67)	109
Loss on write-down of investments to fair value	(200)	(8,513)	—

Total non-interest income (loss)	118	(8,147)	563

Total non-interest expense	3,378	3,332	2,928

Loss before income tax benefit	(826)	(8,892)	(66)
Income tax benefit	(2,787)	(878)	(46)

Net income (loss)	$1,961	$(8,014)	$(20)

Earnings (loss) per share:
Basic	$1.19	$(4.85)	$(0.01)

Diluted	$1.18	$(4.85)	$(0.01)

Weighted average shares:
Basic	1,653,955	1,652,930	1,645,385

Diluted	1,662,645	1,652,930	1,645,385

Performance Ratios:
Annualized return on average assets	1.98%	-7.82%	-0.02%
Annualized return on average equity	39.91%	-129.24%	-0.27%
Net interest spread	2.66%	2.72%	2.29%
Net interest margin	2.86%	2.97%	2.74%

	Six Months Ended
	December 31,
	2008	2007
Consolidated Statement of Operations Data:
Total interest income	$11,031	$11,959
Total interest expense	5,490	6,801

Net interest income	5,541	5,158
Provision for loan losses	520	860

Net interest income, after provision for loan losses	5,021	4,298

Service charges and other income	834	921
Mortgage banking gains, net	21	11
Securities sale gains (loss), net	(172)	200
Loss on write-down of investments to fair value	(8,712)	—

Total non-interest income (loss)	(8,029)	1,132

Total non-interest expense	6,710	5,886

Loss before income tax benefit	(9,718)	(456)
Income tax benefit	(3,665)	(212)

Net income (loss)	$(6,053)	$(244)

Earnings (loss) per share:
Basic	$(3.66)	$(0.15)

Diluted	$(3.66)	$(0.15)

Weighted average shares:
Basic	1,653,442	1,644,483

Diluted	1,653,442	1,644,483

Performance Ratios:
Annualized return on average assets	-3.00%	-0.12%
Annualized return on average equity	-54.46%	-1.63%
Net interest spread	2.69%	2.22%
Net interest margin	2.91%	2.67%